TRUE LEAF ANNOUNCES FILING OF APPLICATION FOR MANAGEMENT CEASE TRADE ORDER

AND PROVIDES UPDATE ON RESTRUCTURING PROCESS

Vernon, BC - September 15, 2020 - True Leaf Brands Inc. (CSE: MJ) (OTC Pink: TRLFF) (FSE: TLA) ("True Leaf" or the "Company") announces today that it will miss its filing deadline of September 14, 2020 to file its audited annual financial statements and accompanying management's discussion and analysis and related CEO and CFO certificates for the year ended March 31, 2020 (collectively, the "Annual Filings"), as required under applicable Canadian securities laws.

In connection with the Company's inability to file the Annual Filings on time, the Company has applied for a Management Cease Trade Order ("MCTO") under National Policy 12-203 - Management Cease Trade Orders ("NP 12-203") and is waiting for the British Columbia Securities Commission approval. There is no guarantee that an MCTO will be granted.

The Company is applying for a MCTO as a result of complexities caused by the COVID-19 pandemic and its reorganization. Both events have impacted the Company's ability to complete its audited annual financial statements and has consequently caused a delay in completion of the Annual Filings.

The Company expects to file the Annual Filings as soon as they are available, but in any event no later than October 14, 2020. Until the Company files the Annual Filings, it will comply with the alternative information guidelines set out in NP 12-203. The guidelines, among other things, require the Company to issue bi-weekly default status reports, in the form of news releases, for so long as the Annual Filings have not been filed.

During the MCTO, the general investing public will continue to be able to trade in the Company's common shares listed on the Canadian Securities Exchange. However, the Company's Chief Executive Officer and Chief Financial Officer and such other directors, officers and persons as determined by the applicable regulatory authorities will not be able to trade in the Company's shares, nor will the Company be able to, directly or indirectly, issue securities to or acquire securities from an insider or employee of the Company except in accordance with legally binding obligations to do so existing as of September 14, 2020, being the date of the Company's anticipated continuous disclosure default.

The Company is currently undergoing a reorganization procedure. If the Company provides any information to any of its creditors during the period in which it is in default of filing the Annual Financial Statements, the Company confirms that it will also file material change reports on SEDAR containing such information.

Update on Restructuring Process

The Company also announced today that, on August 28, 2020, True Leaf and its subsidiaries obtained Orders from the Supreme Court of British Columbia (the "Court") extending the stay of proceedings in the companies' restructuring proceedings under the Bankruptcy and Insolvency Act (Canada). The stay of proceedings has been extended to October 2, 2020.

On August 28, 2020, the Court also approved the Sale Agreement for True Leaf Pet Inc. ("TLP"). As previously announced on August 19, 2020, TLP entered into a purchase and sale agreement dated August 11, 2020, with 4033001 and Hemp Technology Inc. for the sale of substantially all of the assets of TLP.

Other Corporate Matters

True Leaf Brands Inc.

Effective September 10, 2020, Allen Fujimoto resigned as interim Chief Executive Officer and Chief Restructuring Officer of True Leaf Brands Inc. Melissa Vettoretti resigned as Corporate Secretary. Darcy Bomford was appointed interim Chief Executive Officer and Corporate Secretary of the Company.

Sylvain Toutant, Michael Mardy, and Jodi Watson resigned from the Company's board of directors. Jennifer Pace was appointed to the board as a director effective September 13, 2020. Michael Harcourt will remain as Chairman of True Leaf Brands Inc.

True Leaf Pet Inc.

Kevin Cole resigned as President of True Leaf Pet Inc., and Allen Fujimoto resigned as Senior Vice President, Supply Chain.

About True Leaf

True Leaf Brands Inc. is a wellness company. True Leaf Cannabis Inc., a division of True Leaf Brands Inc., is a Licensed Producer and owns True Leaf Campus, an 18,000 square foot facility located on a 40-acre site zoned for the cultivation, processing, and sale of cannabis, as well as general industrial use, in Lumby, British Columbia.

www.trueleaf.com

Investor Contact:

Darcy Bomford

Interim Chief Executive Officer

darcy@trueleafbrands.com

778-475-5323 x201

Media Inquiries: media@trueleaf.com

Forward-Looking Statements

This news release contains forward-looking statements, and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. Forward-looking statements in this news release include, but are not limited to, statements regarding the Company's conclusion of a successful restructuring process. The statements are dependent on a number of assumptions and risk factors, which include, but are not limited to, (i) the outcome of the review process of all strategic alternatives available to the Company, (ii) the ability of the Company to submit a proposal acceptable to its creditors; (iii) the ability of the Company to continue its activities; (iv) the ability of the Company to secure additional funds, (v) general business and economic uncertainties, (vi) third party events and adverse market conditions and (vii) those risks set out in the Company's public documents filed on SEDAR. Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements and other cautionary statements or factors contained herein, and there can be no assurance that the actual results or developments will be realized or, even if substantially realized, that they will have the expected effects on True Leaf. These forward-looking statements are made as of the date of this press release. Except as required by applicable securities legislation, the Company assumes no obligation to update publicly or revise any forward-looking statements to reflect subsequent information, events, or circumstances.

The Canadian Securities Exchange (operated by CNSX Markets Inc.) has in no way passed upon the merits of the proposed Transaction and has neither approved nor disapproved of the contents of this press release.